EXHIBIT 99.1

SEABULK INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Fort Lauderdale, FL, March 3, 2005 – Seabulk International, Inc. (Nasdaq: SBLK) today reported net income of $10.7 million or $0.45 per diluted share for the quarter ended December 31, 2004. The net income figure includes a gain of $1.7 million or $0.07 per diluted share on the sale of four offshore vessels. Revenue in the quarter totaled $93.2 million. In the year-earlier period, the Company had a net loss of $7.3 million or $0.32 per diluted share on revenue of $79.7 million. Included in the year-earlier loss was a charge of $1.2 million or $0.05 per diluted share on the writedown of two geophysical vessels.

Operating income in the fourth quarter of 2004 was $20.6 million versus $1.0 million in the year-earlier period.

“Our fourth quarter results were the best of the year and the momentum has continued into 2005,” commented Chairman and Chief Executive Gerhard E. Kurz. “The offshore business worldwide is on the upswing as energy demand grows and supplies remain constrained. Our tanker business had its best quarter of the year, with no vessel drydockings – and hence no lost revenue days – and high rates for our two foreign-flag products carriers. The towing business had another solid quarter as the pace of international trade remained robust. We expect these trends to fundamentally continue in 2005, with the caveat that foreign-flag product-tanker rates may decline somewhat from their lofty levels and first quarter results will be tempered by two tanker drydockings.”

For the twelve months ended December 31, 2004, the Company had net income of $25.9 million or $1.09 per diluted share on revenue of $352.3 million. Included in net income were gains of $4.1 million or $0.17 per diluted share from vessel sales and $4.5 million or $0.19 per diluted share from the settlement of litigation. In the prior year, ended December 31, 2003, the Company had a net loss of $5.0 million or $0.21 per diluted share on revenue of $316.6 million. Included in the year-earlier loss was a charge of $1.6 million or $0.07 per diluted share on the early extinguishment of debt. Operating income of $60.3 million in 2004 was nearly double the $33.7 million earned in 2003.

Conference Call Information

As previously announced, Seabulk’s management will hold a conference call and simultaneous online Webcast beginning at 11:00 a.m. EST today to discuss fourth quarter and full-year results. To access the call, dial 800-817-8873 (for international callers, 312-461-9409). To listen online, visit the Seabulk International Web site at www.seabulkinternational.com and click on the Investors link.

A replay of the call will be available until 5:00 p.m. Thursday, March 10 by dialing 800-839-6713 (for international callers, 402-220-2306) and using the confirmation number 6936099. The online replay will be available on the Company’s
Web site for approximately 60 days.

Results of Operations

Revenue from Seabulk Offshore, the Company’s largest business with a fleet of

109 oilfield service vessels, totaled $42.9 million in the quarter compared to $41.6 million in the comparable 2003 period and accounted for 46% of total Company revenue. Operating income of $8.4 million was the highest in three years and up from $4.9 million in the immediately preceding quarter and a loss of $4.3 million in the year-earlier period. The Company took delivery of two new vessels during the quarter and added a third in January 2005. Two additional newbuilds will join the fleet in 2005 and four in 2006.

Supply boat day rates for the Seabulk fleet in the Gulf of Mexico averaged $5,421 for the quarter, up from $4,768 in the immediately preceding quarter and $5,101 in the fourth quarter of 2003. Utilization also improved. In West Africa, average day rates of $7,574 for the Company’s fleet of towing supply and supply vessels were up from $7,300 in the immediately preceding quarter and were virtually unchanged from a year ago. In the Middle East and Southeast Asia, day rates were essentially the same as in the immediately preceding quarter and the year-ago period. For a complete breakdown of day rates and utilization by region for the Company’s offshore fleet, please see the accompanying charts.

For the full year ended December 31, 2004, Seabulk Offshore had revenue of $164.4 million and operating income of $15.8 million, compared with revenue of $160.7 million and operating income of $1.0 million in 2003. The Company disposed of 11 older vessels during the year and took delivery of two newbuilds, both in the fourth quarter.

Revenue from Seabulk Tankers, the Company’s marine transportation business, rose to $39.9 million in the quarter, or 43% of total Company revenue, from $29.1 million in the year-earlier period. Operating income of $13.6 million was up from $12.3 million in the immediately preceding quarter and $5.6 million in the year-ago period. The increases in both revenue and income reflected the impact of the Company’s two foreign-flag product carriers (acquired in March and April 2004) as well as higher rates generally in both the international and Jones Act markets. The year-ago quarter also included two tanker drydockings. The Company recently signed a time charter contract for one of its Jones Act vessels at a rate in excess of $40,000 per day.

For all of 2004, Seabulk Tankers had revenue of $147.8 million and operating income of $47.0 million, up from revenue of $119.0 million and operating income of $36.3 million in 2003. The Seabulk Tanker fleet of 12 vessels includes 10 Jones Act product carriers (of which five are double-hulled) and two double-hulled foreign-flag product carriers.

Seabulk Towing, which operates a fleet of 26 tugs in seven southeastern ports and the offshore Gulf of Mexico, had revenue of $10.5 million in the quarter, representing 11% of total Company revenue, compared with revenue of $9.2 million a year ago. Operating income of $2.1 million was down from $2.6 million in the immediately preceding quarter but up from $1.8 million in the year-earlier period.

For the full year, Seabulk Towing had revenue of $40.6 million and operating income of $8.7 million versus revenue of $37.3 million and operating income of $7.7 million in 2003. Improved utilization, effective pricing strategies and increased vessel traffic in certain ports contributed to the year-over-year gain in both revenue and income.

With a fleet of 147 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. We provide benchmark quality service to our customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees. Visit us on the Web at www.seabulkinternational.com.

This press release includes “forward-looking” information. Forward-looking information includes any statements regarding our expected results of operations, business strategy, competitive position, growth opportunities, and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, which can lead to decreased offshore exploration and development activity and thus reduced demand for offshore support vessels, (2) increased construction of new offshore support vessels, which can cause oversupply in the market, (3) international political instability, which can lead to reductions in offshore activity, particularly in less developed regions, (4) fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or gas prices, (5) changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the Jones Act, which could result in increased competition from non-U.S. companies in our domestic offshore energy support, marine transportation and towing businesses, and (6) changes in environmental laws and regulations, including any possible weakening of the Oil Pollution Act of 1990, which could result in increased competition for the domestic transportation services provided by our modern double-hull fleet. Additional information regarding these and other factors affecting our business appears in our Reports on Forms 10-K and 10-Q that we have filed with the Securities and Exchange Commission.

Seabulk International, Inc.
Highlights of Operations (Unaudited)
($ millions except per share)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2004	2003	2004	2003
Revenue	$93.2	$79.7	$352.3 $316.6
Vessel & Voyage Expenses 48.4		51.3	192.4	179.7
General & Administrative	9.4	9.5	37.5 38.0
Depreciation	10.1	10.3	40.5	42.3
Drydocking	6.4 6.3		25.6	23.0
Gain (Loss) on Vessel Sales	1.7	(1.2)	4.1	0.2

Income from Operations	20.6 1.0		60.3 33.7
Net Interest Expense	(8.9)	(8.4)	(33.6) (33.5)
Loss on Early Exiting of Debt - -		(0.1)	- -	(1.6)
Minority Interest/Other Income (1)	(0.3)	0.3	4.2 0.6

Income (Loss) before Taxes	11.4	(6.9)	30.9	(0.8)
Provision for Foreign Taxes	0.7	0.4	5.0	4.2

Net Income (Loss)	10.7	(7.3)	25.9 (5.0)
Net Income (Loss) per Share (2)	0.45	(0.32)	1.09	(0.21)
Weighted Average Common Shares Outstanding — Diluted (000) (3)	23,975	23,220	23,761	23,176

(1) Includes in the first quarter of 2004 a gain of $4.5 million on the settlement of litigation.

(2)	All per share and share amounts are stated on a diluted basis.

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended Dec. 31, 2004

AHTS/		AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic (1)

Vessels (2)	22	- -	18	2
Laid-Up	- -	- -	- -	1
Effective Utilization (3)	69%	- -	72%	- -
Day Rate	$5,421	- -	$2,958	- -
West Africa

Vessels (2)	32	2	3	1
Effective Utilization (3)	77%	70%	84%	- -
Day Rate	$7,574	$6,329	$3,664	- -
Middle East

Vessels (2)	6	5	7	4
Effective Utilization (3)	86%	64%	80%	99%
Day Rate	$3,782	$5,388	$1,580	$4,733
Southeast Asia

Vessels (2)	7	- -	- -	1
Effective Utilization (3)	93%	- -	- -	- -
Day Rate	$5,327	- -	- -	- -

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended September 30, 2004

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic (1)

Vessels (2)	21	- -	18	2
Laid-Up	- -	- -	- -	1
Effective Utilization (3)68%		- -	73%	- -
Day Rate	$4,768	- -	$2,705	- -
West Africa

Vessels (2)	33	4	3	- -
Effective Utilization (3)78%		67%	93%	- -
Day Rate	$7,300	$6,196	$3,620	- -
Middle East

Vessels (2)	6	5	7	4
Effective Utilization (3)83%		75%	93%	95%
Day Rate	$3,827	$4,951	$1,659	$4,804
Southeast Asia

Vessels (2)	7	- -	- -	1
Effective Utilization (3)88%		- -	- -	- -
Day Rate	$5,400	- -	- -	- -

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended Dec. 31, 2003

AHTS/		AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic (1)

Vessels (2)	21	- -	24	2
Laid-Up	- -	- -	- -	1
Effective Utilization (3)	61%	- -	73%	- -
Day Rate	$5,101	- -	$2,463	- -
West Africa

Vessels (2)	34	4	1	- -
Effective Utilization (3)	73%	82%	- -	- -
Day Rate	$7,591	$6,053	- -	- -
Middle East

Vessels (2)	6	5	7	5
Effective Utilization (3)	75%	94%	92%	58%
Day Rate	$3,711	$4,855	$1,760	$4,974
Southeast Asia

Vessels (2)	8	- -	- -	1
Effective Utilization (3)	65%	- -	- -	- -
Day Rate	$5,558	- -	- -	- -

Note: Average day rates are calculated by dividing total revenue by the number of days worked. Day rates and utilization are not disclosed for categories with a limited number of vessels.

(1)	Domestic consists of vessels operating in the United States, the Gulf of Mexico, South America and the Caribbean.

(2) Held-for-sale vessels are excluded from these charts.

(3)	Effective utilization excludes laid-up vessels.